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                                                                     Exhibit 2.1






                            ASSET PURCHASE AGREEMENT




                                     Between


                             CollegeClub.com, Inc.,


                              Campus 24, Inc., and


                      CollegeStudent.com, Inc., as Sellers


                                       And


                        Student Advantage, Inc., as Buyer


                           Dated as of August 21, 2000





Execution Copy

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                            ASSET PURCHASE AGREEMENT


This Asset Purchase Agreement (the "Agreement") is entered into as of August 21, 2000 by and among Student Advantage, Inc., a Delaware corporation or its designee (the "Buyer"), and CollegeClub.com, Inc. ("CollegeClub") and Campus 24, Inc. ("Campus"), each of which is a Delaware corporation, and CollegeStudent.com, Inc., a Texas corporation ("CStudent")(CollegeClub, CStudent and Campus each a "Seller," and collectively, "Sellers"), as Debtor(s) and Debtor(s) In Possession. Campus and CStudent are each a wholly-owned subsidiary of CollegeClub; and CStudent is the sole member of ESL. The Buyer and the Sellers are referred to collectively herein as the "Parties."

                              W I T N E S S E T H:

WHEREAS, on July 28, 2000, eStudent Loan LLC, a Maryland limited liability company ("ESL") sold substantially all of its assets ("the ESL Assets") to the Buyer's wholly-owned subsidiary, ESL Acquisition ("ESL Acquisition") pursuant to the Asset Purchase Agreement dated July 28, 2000 among the Buyer, ESL Acquisition, CollegeClub, CStudent and ESL ("the ESL Agreement");

WHEREAS, it is agreed that on or about the date hereof (the "Filing Date"), each of the Sellers will file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of California (the "Bankruptcy Court") (the "Bankruptcy Case(s)" or "Chapter 11 Cases(s)", as appropriate);

WHEREAS, subject to approval of the Bankruptcy Court, the Sellers desire to sell, transfer and assign to the Buyer and the Buyer desires to purchase and acquire from the Sellers substantially all of the Sellers' assets (other than certain excluded assets) free and clear of all liens, claims, encumbrances, liabilities and other obligations and interests, all as more specifically set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and undertakings herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

                                   ARTICLE I

                                  THE PURCHASE

     1.1 PURCHASE AND SALE OF ASSETS AND ASSUMPTION AND ASSIGNMENT OF THE ASSIGNED CONTRACTS.

     (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from the Sellers, and the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, at the Closing (as defined in Section 1.4(a)), for the aggregate consideration specified


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below in this Article I, all of the Sellers' right, title and interest in and to all of the assets of the Sellers (other than the "Excluded Assets," as defined below) existing as of the Closing regardless of whether such assets existed prior to the commencement of Sellers' Chapter 11 Cases or arose thereafter (collectively, the "Acquired Assets"), including, without limitation:

       (i) all inventories, including, without limitation, all raw materials, work in process, finished goods, supplies, packaging materials, spare parts and similar items;

       (ii) all personal property and interests therein, including, without limitation, all machinery, equipment, tools and tooling (including expendable tooling), furniture, fixtures, leasehold improvements and motor vehicles, including, without limitation, such of the foregoing set forth on the fixed asset property listing provided by Sellers to the Buyer which is set forth as SCHEDULE 1.1(A)(II) hereto;

       (iii) all (A) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, re-examination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations, (B) trademarks, service marks, trade dress, logos, tradenames and corporate names and registrations and applications for registration thereof, (C) copyrights and registrations and applications for registration thereof, (D) mask works and registrations and applications for registration thereof, (E) computer software, (including without limitation, source code, object code, interpreted code, Java byte code, firmware, middleware, programs, utilities, languages, subroutines or routines), data, databases, compilations, documentation, data processing systems, networks and network systems, website and other Internet and webcentric systems and properties, domain names, content contained on any Internet or intranet site, and descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, (F) trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, including, without limitation, all membership lists and databases and related information and profiles (which include all website and other content whether published by the members or otherwise), and internet domain names (G) other proprietary rights relating to any of the foregoing (including, without limitation, remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions), and (H) copies and tangible embodiments thereof


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              (collectively, "Intellectual Property"). Included within the definition of "Intellectual Property" are the items set forth in the listing on SCHEDULE 1.1(A)(III)(the "Intellectual Property Listing") which the Sellers have provided to the Buyer which listing is a true and complete list of each patent, copyright, trademark, service mark, tradename or registration which has been issued to the Sellers with respect to any of its Intellectual Property, identifies each pending patent, copyright, trademark, service mark or tradename application or application for registration which the Sellers have made with respect to any of its Intellectual Property, and identifies each license or other agreement pursuant to which the Sellers have granted any rights to or been granted any rights by any third party with respect to any of its Intellectual Property;

       (iv) the rights under all (A) contracts, (B) instruments, (C) licenses and sublicenses of Intellectual Property or (D) leases of real or personal property which are set forth on SCHEDULE 1.2(A) hereto (collectively, the "Assigned Contracts and Leases");

       (v) all of Sellers' rights, claims, causes of action against Buyer or any Subsidiary thereof and any and all claims against any third party relating to any Intellectual Property including, without limitation, any such claims for past, present or future infringement;

       (vi) all permits, licenses, registrations, certificates, orders, approvals, confidentiality agreements, nonsolicitation agreements, franchises, variances and similar rights (collectively, "Permits") issued by or obtained from any governmental, regulatory or administrative authority or agency, court or arbitrational tribunal (a "Governmental Entity") to the extent such Permits are transferable;

       (vii) except as excluded in Section 1.1(b)(ix) below, all books, records, files, documents, correspondence, lists, engineering drawings or specifications, product testing procedures and test results, manufacturing and procedural manuals, advertising and promotional materials, studies, reports and other printed or written materials in whatever format relating to the items listed in clauses (i) through (vi) above, including, without limitation, any and all books, records or other documentation relating to any and all undertakings, testing or compliance (or lack thereof) with year 2000 issues or ISO certifications with respect to the Acquired Assets or the Sellers' products and any and all original (or if the original cannot be located, then a copy thereof) files, applications, assignments and other documentation relating to the prosecution and/or maintenance of any Intellectual Property, provided that to the extent any of the foregoing are necessary for the Buyer to get the benefit of any Acquired Asset or Assigned Contracts and

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              Leases, the Acquired Assets shall include any and all originals and copies thereof;

       (viii) all goodwill of the Sellers;

       (ix) all billed but not earned trade and other accounts receivable, notes receivable and any other unearned right to receive payment from any other party, including, without limitation, those set forth on SCHEDULE 1.1(A)(IX) (the "Unearned Receivables").

     (b) Notwithstanding the provisions of Section 1.1(a), the Acquired Assets shall not include the following assets (collectively, the "Excluded Assets"):

       (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating to the organization and existence of each Seller;

       (ii) any of the rights of each Seller under this Agreement or the Ancillary Agreements (for purposes of this Agreement, "Ancillary Agreements" shall mean the bill of sale and other instruments of conveyance referred to in Section 1.4(b)(iv), and the instrument of assumption and other instruments referred to in Section 1.4(b)(v));

       (iii) any avoidance or other rights of each Seller's bankruptcy estate under the Bankruptcy Code, (other than any such claims described in Section 1.1(a)(v)), but excluding any rights in or to any of the Acquired Assets or Assigned Contracts and Leases and any rights necessary for the Buyer to avoid losing the benefit of any Acquired Asset or Assigned Contracts and Leases;

       (iv) (A) all cash, investments, deposits, bank accounts, and (B) all trade and other accounts receivable, notes receivable and any other right to receive payment from any other party to the extent that it arises from the sale of goods or the provision of services earned prior to the Closing, other than Unearned Receivables which are included in the Acquired Assets;

       (v) any and all capital stock owned by each Seller in any direct or indirect Subsidiary thereof;

       (vi) any and all claims against any third party (other than any such claims described in Section 1.1(a)(v)), including any and all refunds or rights to refunds from any federal, state or foreign taxing authority, any VAT refunds;

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       (vii)  specific assets relating solely to the so-called "NACS" business and the assets owned solely by Versity.com, Inc. and Izio Corporation;

       (viii) any contracts, agreements, instruments, licenses, or leases which are not Assigned Contracts and Leases;

       (ix) all originals and copies of the items set forth in Section 1.1(a)(vii) above to the extent they relate solely to the Excluded Assets or the Retained Liabilities or evidence any Accounts Receivable, or, except in the case of Intellectual Property files, are the subject of attorney-client privilege between the Sellers and their attorneys (the Sellers specifically reserving and not waiving any and all such attorney-client privileges);

       (x) all leasehold security deposits and advances made to any third party in connection with services to be performed by such third party, including, without limitation, those set forth on SCHEDULE 1.1(B)(X); and

       (xi) the other assets specifically set forth on SCHEDULE 1.1(B)(XI) attached hereto.

     1.2 ASSUMPTION OF LIABILITIES.


         (a) Upon and subject to the terms and conditions of this Agreement, the Buyer shall assume and become responsible for, from and after the Closing, all obligations and nonperformance refunds of the Sellers as set forth on SCHEDULE 1.2(A) attached hereto that accrue and are required to be performed from and after the Closing provided that as of the date such Assigned Contract or Lease is assigned to the Buyer, the Sellers are not in default thereunder (other than because of a provision of the type set forth in 11 U.S.C. ss. 365(e)) or any such default has been cured by the Sellers (the "Assumed Liabilities").

         (b) The Buyer shall not assume or otherwise become responsible for, and the Sellers shall remain liable for, any and all liabilities or obligations (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, and whether claims with respect thereto are asserted before or after the Closing) of the Sellers which are not Assumed Liabilities (collectively, the "Retained Liabilities"). The Retained Liabilities shall constitute claims and alleged claims in each Seller's Bankruptcy Case; PROVIDED, HOWEVER, that nothing herein shall grant or create any rights in favor of the holders of Retained Liabilities or create any priority to right of payment. It is expressly understood and agreed that the Parties intend that the Buyer shall not be considered to be a successor to the Sellers by reason of any theory of law or equity and that the Buyer shall have no liability except as expressly provided in this Agreement for any liability of the Sellers. The Retained Liabilities shall include, without limitation, the following (for purposes of the following clauses, the term "Seller" shall include each Seller and each of its subsidiaries):

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       (i)    all liabilities of the Sellers for any federal, state, foreign, local or other taxes;

       (ii) all liabilities of the Sellers for costs and expenses incurred in connection with this Agreement or the consummation of the transactions contemplated by this Agreement;

       (iii) all liabilities or obligations of the Sellers under this Agreement or the Ancillary Agreements;

       (iv) all liabilities and obligations of the Sellers under any agreements, contracts, leases or licenses which are not Assumed Liabilities;

       (v) all liabilities and obligations of the Sellers relating to the manufacture or sale or distribution of products or the provision of services, including, without limitation, claims for infringement, or customer support claims, or for repair, replacement or return of products manufactured or sold or distributed by the Sellers, including, without limitation, any claims relating to or arising out of Year 2000 problems (but excluding any of the foregoing liabilities or obligations arising from the sale by Buyer after the Closing of Acquired Assets consisting of products produced by the Sellers);

       (vi) all liabilities and obligations of the Sellers arising out of events, conduct or conditions existing or occurring prior to the Closing that constitute a material violation of or non-compliance with any law, rule or regulation, any judgment, decree or order of any Governmental Entity, or any Permit;

       (vii) all liabilities and obligations of the Sellers related directly or indirectly to the environmental condition (and any adverse consequences arising therefrom) of the facilities, equipment and properties of the Sellers arising out of events, conduct or conditions occurring prior to the Closing, regardless of whether such condition constitutes a violation of, or non-compliance with any applicable federal, state or local law, statute or regulation relating to the environment or occupational health and safety (collectively, "Environmental Laws");

       (viii) except as specifically set forth in Section 1.3(d) and Section 1.7 hereof, all liabilities or obligations of the Sellers to pay any compensation, bonus, incentive, accrued salary, accrued vacation, sick pay or severance benefits or unemployment compensation or employee welfare or pension benefits to any current or former employee, agent, consultant, advisor or independent contractor of any Sellers and all liabilities resulting from the termination of


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              employment of employees of the Sellers that arose under any federal, state, local or foreign law or under any employee benefit plan established or maintained by the Sellers;

       (ix) all liabilities of the Sellers for injury to or death of persons or damage to or destruction of property arising out of events, conduct or conditions occurring prior to the Closing;

       (x) all liabilities of the Sellers for medical, dental and disability (both long-term and short-term) benefits, whether insured or self-insured, owed to employees or former employees of the Seller;

       (xi) all liabilities or obligations of the Sellers and each ERISA affiliate arising out of or with respect to any "multiemployer plan" (as defined in Section 3(37) of ERISA) or other employee benefit plan;

       (xii) all liabilities of the Sellers arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter which commenced or relates to the ownership of the Acquired Assets on or prior to the Closing or the operation of the business of the Sellers;

       (xiii) all liabilities of the Sellers for any claims and administrative or other expenses of whatever kind or nature, arising prior or subsequent to the commencement of the Bankruptcy Case, whether or not asserted; and

       (xiv) all liabilities of the Sellers, or any of its officers, directors or employees (in such capacities) to any person or entity as a shareholder of the Sellers, including, without limitation, in connection with any pending, threatened or future shareholder lawsuit.

     1.3 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") to be paid by the Buyer for the Acquired Assets shall be the sum of:

         (a) $7,000,000 payable in cash at Closing from the Buyer by wire transfer or other delivery of immediately available funds to Sellers (the "Cash Purchase Price") LESS (i) a cash amount equal to the aggregate sum of all deferred revenue obligations and obligations to refund advance payments made to the Sellers which are required to be returned due to nonperformance under Assigned Contracts and Leases, which deferred revenue obligations and nonperformance refunds, net of any Unearned Receivables, are set forth on
SCHEDULE 1.3(A)(I) and relate to contracts or leases assigned to Buyer (the "Deferred Revenue Adjustment"), (ii) an amount equal to the aggregate sum of the value of any equipment or other property which is the subject of an Assigned Contract or Lease (including, without limitation any debt or lease financing) which cannot be located and provided to the Buyer at Closing that is in excess of $50,000 (for purposes of this clause, the "value" of such property which cannot be located shall

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equal the aggregate amounts of principal which are or may become due and owing under the applicable Assigned Contract or Lease for such unlocated equipment or property throughout the term of the such Assigned Contract or Lease plus the amount of any cost or expense which is required to be paid or incurred to purchase the unlocated equipment or property at the termination of the applicable Assigned Contract or Lease; in the case of equipment or property which is the subject of debt financing, the "value" shall be the aggregate amount of such outstanding debt financing, together with all interest and other charges due or payable thereunder as of the Closing, which is allocable to such equipment or property on a pro rata basis as compared to all equipment and property financed under such debt financing), and (iii) an amount equal to any and all amounts of principal owing to and the amount of any cost or expense which is required to be paid or incurred to purchase from, whether at Closing or in the future, lessors under the leases described on Schedule 1.3(a)(iii) hereto. The Buyer has agreed to provide DIP financing to the Sellers under a Debtors in Possession Financing Agreement to be entered into upon approval by the Bankruptcy Court (the "DIP Loan Agreement"); all Indebtedness (as defined in the DIP Loan Agreement) incurred by the Sellers under the DIP Loan Agreement and outstanding immediately prior to the Closing shall be a credit against the Cash Purchase Price;

         (b) $13,000,000 in the common stock of the Buyer; payable by delivery of 1,516,667 shares of restricted common stock, $.01 par value per share, of the Buyer (the "Shares");

         (c) up to $5,000,000 in cash which is contingent upon and calculated pursuant to the terms and provisions of the earnout set forth in Section 1.8 of this Agreement;

         (d) reimbursement to the Sellers of payments to be made to critical employees accordance with an employee retention program set forth in Section 1.7 of this Agreement; and

         (e) the assumption by the Buyer at Closing of the obligations of the Sellers arising after the Closing Date under the Assigned Contracts and Leases set forth in Section 1.2(a) hereof;

provided, however, that (x) if the amount calculated pursuant to subsection
(a)(ii) above (the "Calculated Amount") is less than or equal to $200,000, then such amount will be deducted from the Purchase Price by reducing the number of Shares to be delivered pursuant to subsection (b) above by an amount equal to such amount divided by $8.571 per share (rounded up to the nearest whole share) and (y) if Calculated Amount exceeds $200,000, then such amount will be deducted from the Purchase Price by (1) first reducing the number of Shares to be delivered pursuant to subsection (b) above by an amount equal to $200,000 divided by $8.571 per share (rounded up to the nearest whole share) and (2) thereafter, by further reducing the amount of cash payable under subsection (a) above by the amount which the Calculated Amount exceeds $200,000.

     1.4 THE CLOSING.

         (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gibson Dunn & Crutcher LLP in Irvine, California or such other location as may be mutually agreed upon by the Parties, commencing at 9:00 a.m. Pacific Time on the first business day following the satisfaction or waiver of all conditions to the

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obligations of the Parties to consummate the transactions contemplated hereby (the "Closing Date").

         (b) At the Closing:

              (i) the Sellers shall deliver to the Buyer the various certificates, instruments and documents referred to in
                     Section 5.1;

              (ii) the Buyer shall deliver to the Sellers the various certificates, instruments and documents referred to in
                     Section 5.2;

              (iii) the Buyer shall pay to Sellers the Cash Purchase Price provided for in Section 1.3(a) less any and all principal, interest, fees, charges and other amounts owed under or with respect to the DIP Loan Agreement (defined herein), in immediately available funds by wire transfer to an account or accounts to be designated by Sellers and deliver to Sellers the portion of the Purchase Price consisting of Buyer's common stock;

              (iv) the Sellers shall execute and deliver to the Buyer (A) a bill of sale in the form attached hereto as EXHIBIT A, (B) evidence that Sellers have changed their corporate names as required by Section 6.2 and (C) such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of good title to the Acquired Assets;

              (v) the Buyer shall execute and deliver to the Sellers an instrument of assumption in the form attached hereto as EXHIBIT B and such other instruments as the Sellers may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;

              (vi) the Parties shall execute and deliver to each other the Escrow Agreement in the form attached hereto as EXHIBIT D (the "Escrow Agreement") and the Buyer shall deliver to the escrow agent thereunder all Shares required to be deposited into escrow pursuant to Section 8.5 of this Agreement;

              (vii) Buyer shall reimburse Seller for employee plan payments if due to the extent previously approved by the Buyer;

              (viii) The Sellers shall deliver or cause to be delivered the
                     Approval Order (as defined in Section 4.3(a) in the form attached hereto as EXHIBIT C, entered by the Bankruptcy Court approving this Agreement and the consummation of the transactions contemplated hereby;

              (ix) the Sellers shall deliver a certificate, as of a date not earlier than the eleventh day following the entry of the Approval Order, of the

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                     Clerk of the Bankruptcy Court certifying as to the absence of the filing of any appeal with respect to the Approval Order or the Provision Order (as defined in Section 4.3(a)), or, if certificates to such effect are not provided by such Clerk, then a certified copy of the court docket for the Bankruptcy Case establishing the absence of any such appeal as of the Closing Date;

              (x) the Sellers shall deliver to the Buyer patent, trademark, service mark and/or copyright assignments (which assignments shall be prepared, at Buyer's expense, by Buyer or its counsel with full cooperation of Sellers, and Sellers shall request their intellectual property counsel to also cooperate with the Buyer or its counsel, and such counsel shall be instructed by Sellers to provide such cooperation) duly executed by the Sellers, if applicable, any party to which a security interest was granted or assignment made with respect to the foregoing providing for the assignment and transfer to the Buyer of all of such entity's right, title and interest in and to all patents, copyrights, trademarks, service marks, service names, trade names or any applications therefor and any other Intellectual Property);

              (xi) the Sellers shall execute and deliver to the Buyer the Lock-Up Agreement in the form attached hereto as EXHIBIT E (the "Lock-Up Agreement");

              (xii) the Sellers shall deliver to the Buyer, or otherwise put the Buyer in control of, all of the Acquired Assets of a tangible nature;

              (xiii) the Sellers shall deliver to Buyer all copies of all items described in Section 2.15; and

              (xiv) the Buyer and the Sellers shall execute and deliver to each other cross-receipts and such other instruments, documents or agreements, in form and substance reasonable acceptable to the Buyer and the Sellers, as may be necessary to effect and evidence the transactions contemplated by this Agreement.

      1.5 ALLOCATION. The Buyer and the Sellers agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and tax purposes) in accordance with the allocation schedule attached hereto as SCHEDULE 1.5.

      1.6 ESL ASSETS. The ESL Agreement, granted CollegeClub, a Seller herein, a repurchase option for the capital stock of ESL Acquisition ("Repurchase Option") for $1,250,000 plus the amount by which the Buyers operating expenses exceed revenues received as of the closing of the Repurchase Option, which amounts shall not exceed $100,000 (the "Repurchase Price"). In further consideration for this Asset Sale, Buyer has consented to the exercise of the

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right to purchase the capital stock of ESL Acquisition held by the Buyer to the bidder whose qualifying Alternative Proposal (as defined below) is accepted by the court and closed in accordance with the terms of the bidding procedures order whereby that successful bidder may purchase the capital stock of ESL Acquisition at the Repurchase Price in accordance with the terms of the ESL Agreement (including the September 26 expiration date) by giving notice of its intent to exercise the repurchase right to the Buyer upon entry of the order approving the ss. 363 sale and closing within ten (10) days. Otherwise the repurchase right shall lapse in accordance with its terms and be no longer exercisable. In consideration of the foregoing, CollegeClub hereby agrees that it will not exercise its Repurchase Option if the Buyer is the successful bidder for the Acquired Assets and in such case will have waived and released such Repurchase Option as of the date hereof, provided that CollegeClub's right to exercise the Repurchase option is otherwise unaffected. The Repurchase Option shall terminate on the earlier of (i) September 26, 2000, and (ii) the Closing.

      1.7 CRITICAL AND KEY EMPLOYEES. (a) Sellers may propose a retention program (the "Plan") for the critical employees which are named on SCHEDULE 1.7 hereto (the "Critical Employees"). The Sellers have also provided the Buyer with a list of each such Critical Employee's base salary. The Plan is subject to the approval of the Buyer before filing it with the Court. Provided that Buyer is the successful bidder for the Acquired Assets, Buyer will reimburse to Seller, at or before the Closing, as Buyer's contribution to the Plan, for each Critical Employee meeting the applicable criteria under the Plan (which shall include, among other things, that such Critical Employee is still employed by the Sellers at Closing), an amount under such Plan which is equal to the lesser of (i) 15% of such Critical Employee's base salary listed on Schedule 1.7 and (ii) $1,000,000 in the aggregate to all such Critical Employees.

           (b) Buyer shall offer each of Monte Brem, Scott Martin, Carol Ann Henderson, Bennett Fisher and Debbie Gibb (the "Key Employees") an employment contract which will contain terms including cash base salary, benefits, non competition and non solicitation covenants and similar provisions which are substantially similar to the greater of the Buyer's employment contracts with similar employees and the terms of such Key Employee's current employment. The Sellers shall use their commercially reasonable efforts to cause all of the Key Employees to enter into employment agreements with the Buyer, subject to the Buyer being the successful bidder.

      1.8 EARN-OUT.

           (a) If, and only if, the Buyer actually receives Media Revenues (as defined below) of not less than $20,000,000 during the calendar year ending December 31, 2001, then the Buyer shall make a payment to the Sellers, payable by wire transfer or other transfer of immediately available funds, not later than February 28, 2002, in an amount which shall equal $1,500,000, $4,500,000 or $5,000,000, as determined in accordance with the following table:

--------------------------------------------------------------------------------
IF MEDIA REVENUES:                                    TOTAL AMOUNT TO BE PAID
-----------------                                     -----------------------

Equal or exceed $20,000,000                                 $1,500,000
but are less than $22,500,000

--------------------------------------------------------------------------------

Equal or exceed $22,500,000                                 $4,500,000
but are less than $25,000,000

--------------------------------------------------------------------------------

Equal or exceed $25,000,000                                 $5,000,000

--------------------------------------------------------------------------------


      (b) As used herein, "Media Revenues" shall mean net cash revenues recognized (in accordance with generally accepted accounting principles, as applied by the Buyer) by the Buyer from third parties (other than affiliates of the Buyer which are owned 80% or more by the Buyer (the "Majority Affiliates")) derived from advertisements, links, pointers, sponsorships, co-branding, buttons, banners, navigation bars, and other placements and promotions or similar services and rights executed on the www.collegeclub.com, www.highschoolclub.com or collegestudent.com websites. The parties agree that the Buyer retains the ability to use excess inventory at the collegeclub.com, highschool.com and collegestudent.com sites, in its sole discretion and at no cost, for all purposes, including, without limitation, its ability to promote the services and products of the Buyer, any of its Majority Affiliates, and any partner of the Buyer related to such services and products, consistent with the past practices of the Sellers.

      (c) For purposes of determining whether any payment shall be made pursuant to this Section 1.8 to the Sellers, the Buyer shall, on or before February 17, 2002 provide the Sellers with a written calculation of what if any amount would be payable by the Buyer to the Sellers under this Section 1.8. The Sellers shall have a period of ten (10) days to review such calculation and provide the Buyer with written notice of any objection thereto which objections shall be in detail (an "Objection Notice"). In the event that the Buyer does not receive any Objection Notice within such 10-day period that objects to the calculation and amount to be paid by the Buyer, the Sellers shall be irrevocably deemed to have accepted such calculations and determinations. In the event that the Buyer receives an Objection Notice within such 10-day period, the Sellers and the Buyer shall enter into good faith negotiations to resolve the objection(s) from the Sellers. In the event that the Sellers and the Buyer cannot reach agreement on the calculation of the amount, if any, to be paid under this Section 1.8 within 90 days after the providing of an Objection Notice, the Sellers and the Buyer shall negotiate in good faith the parameters of a process by which such disagreement will be resolved. In any event, from and after the delivery of an Objection Notice by the Sellers, the Buyer's obligation to make any payment under this Section 1.8 shall be suspended until such time as there has been a final determination pursuant to these procedures as to the amount, if any, which must be paid by the Buyer to the Sellers under this
Section 1.8.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, represent and warrant to the Buyer, which representations and warranties shall terminate as of the Closing, that the statements contained in this Article II are true and correct, except as set forth in the disclosure schedule attached hereto (the "Disclosure Schedule"). The Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article II, and the disclosures in any paragraph of the Disclosure Schedule shall qualify only the corresponding paragraph in this Article II unless and to the extent such disclosure is readily apparent on its face.

      2.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Sellers are corporations duly organized and validly existing under the laws of their respective states of incorporation. The Sellers are in corporate and tax good standing under the laws of their respective state of incorporation. The Sellers are duly qualified to conduct their respective businesses and are in corporate and tax good standing under the laws of each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties require such qualification except for jurisdictions where the failure to so qualify would not have a material adverse effect on the properties or assets of the Sellers. The Sellers have all requisite corporate power and authority to carry on the businesses in which they are engaged and to own and use the properties owned and used by them.

      2.2 AUTHORITY. Subject to the Approval Order (as defined in Section 4.3(a)), (a) the Sellers have all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform their obligations hereunder and thereunder; (b) this Agreement has been duly and validly executed and delivered by the Sellers and constitutes a valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of laws governing specific performance, injunctive relief or other equitable remedies (collectively, the "Enforceability Exceptions"); and (c) the Ancillary Agreements, when delivered by the Sellers at Closing, will constitute valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with there respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

      2.3 NON-CONTRAVENTION. Upon entry of the Provision Order (as defined in
Section 4.3(a)), and the Approval Order (as defined in Section 4.3(a)), neither the execution and delivery of this Agreement or the Ancillary Agreements by the Sellers, nor the consummation by the Sellers of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter, By-laws or governing documents of Sellers, (b) require on the part of Sellers or any corporation with respect to which a Seller, directly or indirectly, has the power to vote or direct the voting of sufficient securities to elect a majority of the directors (a "Subsidiary"), any filing with, or any permit, authorization, consent or approval of, any Governmental Entity or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, or any of their properties or assets.

      2.4 FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES.

           (a) CollegeClub has provided the Buyer with copies of its consolidated audited balance sheets and statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and the audited consolidated balance sheets and statements of income for the fiscal year ended December 31, 1999 and unaudited balance sheet and statements of income as of and for the interim period ended June 30, 2000. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods covered thereby, fairly present, as of the dates and for the periods indicated, the financial condition, the results of operation and cash flows of the Sellers and are consistent with the books and records of the Sellers.

           (b) The Sellers do not have, to their knowledge, any liabilities whether known or unknown, absolute or contingent, liquidated or unliquidated or due or to become due, other than (i) the liabilities shown on the June 30, 2000 balance sheet included in the Financial Statement (the "June Balance Sheet"), and (ii) contractual liabilities disclosed in any contract set forth in Section 1.2(a) of the Disclosure Schedule to the extent payment or performance is not yet due.

           (c) Since December 31, 1999, none of the Sellers has changed, or agreed to change, in any material respect, its accounting methods, principles or practices, except insofar as required by a generally applicable change in generally accepted accounting principles.

      2.5 OWNERSHIP AND CONDITION OF ASSETS. The Sellers have good title to all of the Acquired Assets free and clear of all Security Interests, except as set forth in Schedule 2.5. For purposes of this Agreement, "Security Interest" means any mortgage, pledge, security interest, encumbrance, charge, or other lien (whether arising by contract or by operation of law). Upon execution of the Ancillary Agreements by the Sellers, the Buyer will become the true and lawful owner of, and will receive good title to, the Acquired Assets, free and clear of all Security Interests. The Acquired Assets constitute all of the assets and properties of the Sellers necessary for the operation of their businesses.

      2.6 INTELLECTUAL PROPERTY.

           (a) Each of the Sellers owns or has the right to use all Intellectual Property used in the businesses of the Sellers utilizing the Acquired Assets or necessary for the operation of the Sites or which will be necessary for the operation of the websites and functionalities which are currently in development by the Sellers (collectively, the "Company Intellectual Property"). For purposes of this Section, the terms "Sites" shall mean www.collegeclub.com, www.collegestudent.com and www.highschoolclub.com. Each item of Company Intellectual Property will be owned or available for use by the Buyer on identical terms and conditions immediately following the Closing. The Sellers have taken all reasonable measures to protect the proprietary nature of their Company Intellectual Property, and to maintain in confidence all trade secrets and confidential information, that they own or use. The Sellers have not granted to any third-party, and to the knowledge of the Sellers, no other person or entity has, any rights to any of the Company Intellectual Property owned or used by a Seller (except pursuant to agreements or licenses specified in the Intellectual Property Listing), and to the knowledge of the

Sellers, no other person or entity is infringing, violating or misappropriating any of the Intellectual Property that a Seller owns or uses, except as specified in Schedule 2.6(a). The Sellers have received from all employees and contractors who may assert or have asserted any right in or claim to any Intellectual Property as an inventor or otherwise an invention assignment form, assigning such person's or entity's rights in the Intellectual Property to the Sellers, as appropriate, which assignment forms have been filed with the appropriate patent office.

           (b) To each Seller's knowledge, none of the activities or businesses presently conducted, including without limitation, the Seller's operation of the Sites, and none of the products presently sold by the Sellers infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any other person or entity. Except as set forth in Schedule 2.6(b), Sellers have not received any complaint, claim or notice alleging any infringement, violation or misappropriation.

           (c) The Sellers have made available to the Buyer true, correct and complete copies of all the patents, copyrights, trademarks, service marks, registrations, applications, licenses and agreements (as amended to date) listed on the Intellectual Property Listing and all working files relating thereto and all other written documentation evidencing ownership of, and any claims or disputes relating to, each such item listed on the Intellectual Property Listing. Except as set forth in Intellectual Property Listing, with respect to each such item of Intellectual Property:

               (i) the license, sublicense or other agreement (whether to or from any Seller), covering such item is legal, valid, binding, enforceable and in full force and effect;

               (ii) such license, sublicense or other agreement will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect prior to the Closing; and

               (iii) to the knowledge of each of the Sellers the underlying item of Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction.

           (d) Schedule 2.6(d) sets forth the Sellers' policy statements on internet privacy. The Sellers are currently, and at all times since its inception have been, operating their businesses in compliance with such Internet privacy policy.

     2.7 OMITTED.


     2.8 CONTRACTS. The Sellers have delivered to the Buyer a true, correct and complete copy of each Assigned Contract and Lease.

     2.9 OMITTED.

     2.10 LITIGATION. Except as disclosed in Schedule 2.10, there is no litigation or investigation pending, or to Sellers' knowledge, threatened, against the Sellers which litigation or investigation could reasonably be expected to have a material adverse effect on the Buyer's use of the Acquired Assets.

     2.11 OMITTED.

     2.12 LEGAL COMPLIANCE. The Sellers are conducting and have conducted their businesses in compliance with each law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, which (a) affects or relates to this Agreement or the transactions contemplated hereby or (b) is applicable to Sellers in accordance with 28 U.S.C. ss. 959.

     2.13 CUSTOMERS AND SUPPLIERS. Schedule 2.13 sets forth a complete, true and correct listing of (a) each customer of the Sellers that accounted for more than 5% of the consolidated revenues of the Sellers during the last full fiscal year and the amount of revenues accounted for by such customer during each such period, and an electronic and printed copy of the Sellers' end-user customer database, (b) each supplier that is the sole supplier of any product or component or sole provider of any product related service to the Sellers and identifies for each supplier or provider the product, component or service provided thereby, the most recent and best prices quoted, and, if applicable, the lead time for such product, component or service, and (c) each supplier that holds any tooling for the Sellers or for the production of any of its products and for each supplier identifies the tooling, its location, and the part and product line the tooling supports.

     2.14 SUBSIDIARIES. The Sellers hereby represent that, except for the Sellers, none of the direct or indirect Subsidiaries of the Sellers owns (i) any patents, copyrights, trademarks or other Intellectual Property or (ii) any other property or assets of the type comprising Acquired Assets.

     2.15 PRODUCTS. Sellers have provided the Buyer with lists by product name of each product sold by the Sellers during calendar year 1999 and, to the extent not otherwise included on such list, each product which is included within the Acquired Assets, and, for each such product, identifies the most recent price charged for such product and, if applicable, the range of prices charged for such product during calendar year 1999.

     2.16 EMPLOYEES. The Sellers have used their reasonable efforts to cause all employees to enter into a confidentiality/assignment of inventions agreement with the Sellers, a copy of which has previously been delivered to the Buyer. To the knowledge of the Sellers, no key employee or group of employees has any plans to terminate employment with the Sellers (other than for the purpose of accepting employment with the Buyer following the Closing). The Sellers are not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Sellers had no knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Sellers.

     2.17 REAL PROPERTY. The Sellers do not own any real property.

     2.18 INVESTMENT REPRESENTATION. With respect to the Shares:

           (a) Each of the Sellers is receiving the Shares for its own account for investment only, and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same, in violation of the Securities Act of 1933, as amended (the "Securities Act").

           (b) Each of the Sellers is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act.

           (c) Each of the Sellers has had such opportunity as it has deemed adequate to obtain from representatives of the Buyer such information as is necessary to permit it to evaluate the merits and risks of its investment in the Buyer.

           (d) Each of the Sellers has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the issuance of the Shares and to make an informed investment decision with respect to such investment, and is financially able to bear the risks thereof.

           (e) Each of the Sellers understand that (i) the Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act, (ii) the Shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available,
(iii) in any event, the exemption from registration under Rule 144 or otherwise may not be available for at least one year and even then will not be available unless a public market then exists for the common stock of the Buyer, adequate information concerning the Buyer is then available to the public and other terms and conditions of Rule 144 are complied with, and (iv) there is now no registration statement on file with the Securities and Exchange Commission with respect to any capital stock of the Buyer and the Buyer has no obligation or current intention, except as provided in this Agreement, to register the Shares under the Securities Act.

           (f) A legend substantially in the following form will be placed on the certificates of other documents representing the Shares:

           "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the corporation to the effect that such registration is not required."

     2.19 DISCLOSURE. No representation or warranty by the Sellers contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered to or to be delivered by or on behalf of the Sellers pursuant to this Agreement, and no other statement made by the Sellers or any of their respective representatives in connection with this Agreement, contains or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Sellers have either disclosed or made available to the Buyer all material information relating to the business of the Sellers or the transactions contemplated by this Agreement.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to each Seller, which representations and warranties shall terminate as of the Closing, that the statements contained in this Article III are true and correct, except as set forth in the disclosure schedule attached hereto (the "Buyer Disclosure Schedule") or as disclosed in the Buyer's Reports (as defined below). The Buyer Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosures in any paragraph of the Buyer Disclosure Schedule shall qualify only the corresponding paragraph in this
Article III unless and to the extent such disclosure is readily apparent on its face.

     3.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a material adverse effect on the properties or assets of the Buyer. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Sellers complete and accurate copies of its Certificate of Incorporation and By-laws.

     3.2 AUTHORIZATION OF TRANSACTION. The Buyer has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by the Buyer and the performance of this Agreement and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly and validly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions. The Ancillary Agreements, when delivered by the Buyer at Closing, will constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.

     3.3 NON-CONTRAVENTION. Except for the applicable requirements of the Hart-Scott-Rodino Act, the Securities Act of 1933, as amended (the "Securities Act"), and any applicable state securities laws, and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), neither the execution and delivery of this Agreement nor the Ancillary Agreements by the Buyer, nor the consummation by the Buyer of the transactions contemplated hereby or thereby, will (a) conflict or violate any provision of the charter or By-laws of the Buyer, (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party any right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, Security Interest or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject and which is filed as an exhibit with any of the Buyer Reports or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or any of its properties or assets.

     3.4 CAPITALIZATION. The authorized capital stock of the Buyer consists of (a) 150,000,000 shares of common stock, par value $.01 per share
(the "Buyer Common Stock"), of which 36,114,337 shares were issued and outstanding of record as of July 31, 2000, and (b) 5,000,000 shares of preferred stock, $.01 par value per share, of which no shares were issued or outstanding of record as of July 31, 2000. All of the issued and outstanding shares of Buyer Common Stock are duly authorized, validly issued, fully paid and nonassessable. All of the Shares will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable.

     3.5 REPORTS AND FINANCIAL STATEMENTS. The Buyer has previously furnished or made available to the Sellers complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission (the "SEC"), and (b) all other reports filed by the Buyer under
Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since December 31, 1999 (such reports are collectively referred to herein as the "Buyer Reports"). The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from December 31, 1999 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange
Act) and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

     3.6 LITIGATION. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no litigation or investigation which is pending or, to the Buyer's knowledge, threatened against the Buyer or any subsidiary of the Buyer which challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

     3.7 BROKER'S FEES. The Buyer has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                                   ARTICLE IV
                              PRE-CLOSING COVENANTS

     4.1 BEST EFFORTS. Each Party shall use commercially reasonable efforts, to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

     4.2 NOTICES AND CONSENTS. Each of the Parties shall use commercially reasonable efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties and Governmental Entities, and to effect all such registrations, filings and notices with or to third parties and Governmental Entities, as may be necessary in order to permit the consummation of the transactions contemplated by this Agreement, and permit the Buyer to hold the Acquired Assets and to employ the Acquired Assets and the operations of Buyer's business following the Closing (including, without limitation, those listed in Article II hereof of the Disclosure Schedule).

     4.3 BANKRUPTCY COVENANTS.

           (a) Immediately subsequent to the execution of this Agreement, the Sellers shall file (i) a motion, pursuant to 11 U.S.C. ss.ss. 105, 363, and 365 to approve the sale of the Acquired Assets to the Buyer pursuant to this Agreement (the "Approval Motion"), (ii) a motion (the "Provision Motion") for emergency determination of approval of the Exclusivity Provision (as defined in Section 4.7 hereof), the Overbid Provisions (as defined in Section 4.8 hereof) and the Breakup Fee (as defined in Section 4.9 hereof) provided for in this Agreement, and (iii) a motion (the "DIP Motion") for an order approving and authorizing the Sellers, as borrowers, to enter into a Debtors in Possession Financing Agreement (the "DIP Loan Agreement") with the Buyer as lender, each of such motions in form and substance reasonably acceptable to the Buyer. The Sellers shall use their commercially reasonable efforts to obtain an order approving the Provision Motion (the "Provision Order") within 10 days of the date of this Agreement, and approval of the Approval Motion (the "Approval Order") within 45 days of the date of this Agreement, which orders shall each be in form and substance reasonably acceptable to the Buyer, provided that the Approval Order shall be in a form substantially in conformity with the form of order attached hereto as EXHIBIT C, with only such changes to such orders as shall be agreed to by all of the Parties in writing.

           (b) The Sellers shall promptly provide the Buyer with drafts of all documents, motions, orders, filings or pleadings that the Sellers propose to file with the Bankruptcy Court which relate to the consummation or approval of this Agreement, the Ancillary Agreements, the DIP Motion, the Provision Motion or any provision herein or therein, and will provide the Buyer with reasonable opportunity to review and approve such filings as reasonably practical. The Sellers shall also promptly (within 24 hours) provide the Buyer with facsimile copies of all pleadings received by or served by or upon the Sellers in connection with its Bankruptcy Case, which have not otherwise been served on the Buyer.

           (c) The Sellers shall use their commercially reasonable efforts to obtain, at their sole cost and expense, the entry of a final order authorizing the Sellers to assume and assign the Assigned Contracts and Leases to the Buyer (the "Assignment Order"). The Sellers shall be responsible for the payment, at or prior to Closing of any amounts necessary to cure any defaults which exist on the Closing Date under the Assigned Contracts and Leases, and the Buyer shall be responsible for providing adequate assurance of its ability to perform the obligations of the Sellers under the Assigned Contracts and Leases following the Closing.

           (d) Omitted.

           (e) From and after the date hereof, the Sellers shall not, and shall ensure that none of its direct or indirect Subsidiaries which are subject to the control of the Sellers, take any action or fail to take any action, which action or failure to act would reasonably be expected to (i) prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement, or (ii) result in (A) the reversal, avoidance, revocation, vacating or modification (in any manner which would reasonably be expected to materially and adversely affect the Buyer's rights hereunder) or (B) the entry of a stay pending appeal, in the cases of each of sub-clauses (A) or
(B) of this Section, with respect to the Approval Order, the Assignment Order, the Provision Order or any order approving the DIP Motion; PROVIDED, HOWEVER, that nothing contained herein will in any way limit the Seller's ability to provide notice of the Approval Motion and to comply with requests for information from potential competing bidders for the Acquired Assets so long as it is in compliance with the provisions of Section 4.7 hereof.

           (f) From and after the commencement of the Chapter 11 Cases, each of the Sellers shall continue to operate its business as a debtor in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

     4.4 OPERATION OF BUSINESS. Except as contemplated by this Agreement and to the extent not inconsistent with the Bankruptcy Code, the Bankruptcy Rules, the operation and information requirements of the Office of United States Trustee (the "OIRR"), any orders entered by the Bankruptcy Court in the Sellers' Chapter 11 Cases, and subject to availability of financing pursuant for the DIP Loan Agreement, during the period from the date of this Agreement to the Closing, the Sellers shall conduct their respective operations in compliance with all other applicable laws and regulations in all material respects, and to the extent consistent therewith so as to preserve the current value and integrity of the Acquired Assets, pay all post-petition taxes as they become due and payable, maintain insurance on the Acquired Assets (in amounts and types consistent with past practice), use its commercially reasonable efforts to preserve its relationships with customers, suppliers and others having business dealings with it. Notwithstanding the foregoing, the Sellers shall consult with the Buyer prior to any transfer of any Acquired Assets from its locations as of the date hereof, to determine a means of effectuating such transfer so as not to affect the value of the Acquired Assets to the Buyer. Without limiting the generality of the foregoing, prior to the Closing, the Sellers shall, but subject to the requirements of the Bankruptcy Code, Bankruptcy Rules, the OIRR, any orders entered by the Bankruptcy Court in the Sellers' Chapter 11 Cases and subject to the availability of financing pursuant to the DIP Loan Agreement, conduct their respective operations in the ordinary and usual course of business and shall not, without the prior written consent of the Buyer:

           (a) acquire, sell, lease, license, encumber or dispose of any Acquired Assets;

           (b) pay any prepetition liabilities other than such prepetition liabilities as are approved for payment by the Court;

           (c) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue in any material respect;

           (d) take any action to waive or compromise any material claims (whether or not asserted in any pending litigation) which are included in the Acquired Assets;

           (e) agree in writing or otherwise to take any of the foregoing actions;

           (f) fail to maintain their businesses such that (i) active users, page views, unique visitors and other significant traffic drop 15% below the averages during May, June and July 2000 as historically measured; (ii) CollegeClub site members decrease below 2,500,000; and (iii) Sellers' site suffers an outage of more than 8 consecutive hours or six times for more than 2 hours, during any 30-day period, except as a result of any act of God or the public enemy; changes in laws, regulations or orders; acts of declared or undeclared war, including the use of any weapon of war; public disorder, rebellion, epidemic, landslide, fire, storm, earthquake, flood, strike or failure of utilities; and any other event caused by a natural disturbance;

           (g) fail to use their commercially reasonable efforts to maintain such security measures to ensure no unauthorized access to their properties or systems occurs;

           (h) fail to use their commercially reasonable efforts to maintain adequate user data, site usage and activity data (posts to chats and threads), and proprietary software backups such that the substantial functionalities of the sites can be restored within 48 hours of a major loss of user data and/or proprietary software;

           (i) fail to use their commercially reasonable efforts to maintain promotional placement and links to "eStudentLoan.com Site" and "absolutelyscholarships.com Site" consistent with promotion of those sites during May, June and July, 2000 on collegeclub.com;

           (j) fail to notify the Buyer on a timely basis of any employee terminations or harassment charges; or

           (k) fail to continue to provide, consistent with past practices, staff, funding, and active management of the transition to a new technical architecture supported by Oracle.

     4.5 FULL ACCESS AND CONFIDENTIALITY. The Sellers shall permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Sellers) to all premises, properties, financial and accounting records, contracts, other records and documents, and personnel, of or pertaining to the Sellers.

The Buyer shall, subject to any reasonable and appropriate inquiry relating to this Agreement by any creditors' committee appointed in the Chapter 11 Cases, permit representatives of the Sellers to have reasonable access to management of the Buyer at such reasonable times and intervals so as not to interfere with the normal business operations of the Buyer. The Parties hereto shall treat and hold as confidential any information obtained through the diligence process or in connection with this Agreement. The Parties will not disclose any confidential information received during the diligence process or in connection herewith except to persons participating in this transaction, such as attorneys and accountants, except that nothing herein shall prevent disclosure or use of the information as may be required by a court or by applicable law or that now is or hereafter becomes public other than by reason of a breach of the obligations under this Section 4.5. The confidentiality provisions of this Section 4.5 shall survive the termination of this Agreement and shall remain binding regardless of whether or not the transactions contemplated herein are consummated.

     4.6 NOTICE OF BREACHES. Each Party hereto shall promptly deliver to the other Parties written notice of any event or development that would (i) render any statement, representation or warranty of such Party in this Agreement (including exceptions set forth in the Disclosure Schedules) inaccurate or incomplete in any material respect, or (ii) constitute or result in a material breach by such Party of, or a failure by such Party to comply with, any agreement or material covenant in this Agreement applicable to such Party. No such disclosure shall be deemed to avoid or cure any such misrepresentation or breach. In addition, the Sellers shall promptly provide the Buyer with any notice of or advise the Buyer of any knowledge or communication regarding any alleged or actual breaches by any of the Sellers of any material contract or agreement of any of the Sellers. The Sellers shall provide the Buyer with immediate written notice of any and all activities or occurrences under which the pre-closing covenants in Sections 4.4(f) and 4.4(h) become untrue, incorrect or misleading.

      4.7 EXCLUSIVITY. Each Seller shall not, and shall use its commercially reasonable efforts to cause its Subsidiaries and each of its directors, officers, employees, representatives and agents not to, directly or indirectly, encourage, solicit or initiate any proposal or offer from any person or entity (other than the Buyer or an affiliate, associate, representative or agent of the Buyer) concerning any merger, consolidation, sale of material assets, tender offer, recapitalization, accumulation of shares of stock of any Seller, proxy solicitation or other business combination involving Seller or any Subsidiary or any division of any Seller or any Subsidiary or any of their respective businesses relating to the Acquired Assets and the Assigned Contracts and Leases (an "Alternative Proposal"), or (a) agree to, endorse or take any other action to facilitate an Alternative Proposal unless such Alternative Proposal has been approved by the Bankruptcy Court pursuant to the Section 363 sale process contemplated by this Agreement or (b) provide any non-public information concerning the business, properties or assets of any Seller to any person or entity (other than the Buyer); PROVIDED, HOWEVER, that the Sellers shall not be prohibited from giving notice or providing information, including non-public information, to any persons who may seek to make a proposal as part of the
Section 363 sale process contemplated by this Agreement (the "Exclusivity Provision"); PROVIDED, HOWEVER, that notwithstanding the foregoing, the Sellers shall be entitled to give such notice of whatever buyer protections and/or bidding procedures order as the Bankruptcy Court requires to respond to and discuss any Alternative Proposal, to provide information, including due diligence materials and negotiate and discuss any Alternative Proposal. The Sellers shall immediately notify the Buyer of, and shall disclose to the Buyer a reasonably detailed description of any inquiries received by any Seller or any of its agents or representatives (including, without limitation, the date of such inquiry, the identity of the inquirer and the status of such inquiry) with respect to the acquisition of any of the Acquired Assets and the Sellers shall provide the Buyer with copies of any written proposals and a description of any verbal proposals which are received by Sellers or any of its agents or representatives. Nothing in this
Section 4.7 shall require the divulgence of the identity of any third party making an Alternative Proposal in violation of any Confidential Agreement with such third party.

      4.8 COMPETITIVE BID PROCEDURES. Subject to Bankruptcy Court approval, the Sellers agree that in order for any Alternative Proposal to be approved by the Bankruptcy Court, such proposal must (i) be upon and subject to substantially the same or more favorable terms and conditions as are contained in this Agreement, in all material respects (as reasonably determined by the Debtors), except as to purchase price, and (ii) include (x) a purchase price having a value at least $750,000 greater than the value of the Purchase Price provided in this Agreement, (y) a cash component of the purchase price of at least $7,750,000 and (z) any subsequent increase thereof shall have a cash component of at least $200,000 in excess of the prior offer (in any event, the Buyer shall have the right to match any competitive offers and any and all increases thereof) (collectively, the "Overbid Provisions").

      4.9 BREAKUP FEE PROVISIONS. In the event that the Sellers sell or otherwise transfer all or any substantial portion of the Acquired Assets as part of a sale approved pursuant to the Section 363 sale process contemplated by this Agreement or otherwise to any party other than the Buyer, then the Sellers shall pay to the Buyer, within two business days after the closing of such sale or transfer, $600,000 (the "Breakup Fee"). The Breakup Fee provided for by this
Section 4.9 is intended to cover the expenses and opportunity costs incurred by the Buyer in pursuing and negotiating this Agreement and the transactions contemplated hereby, and is considered by the Parties to be reasonable for such purposes. The claims of the Buyer to the Breakup Fee shall constitute an administrative expense under 11 U.S.C. ss. 507(a)(1).

      4.10 SOLICITATION OF EMPLOYEES. Any solicitation of employees by the Buyer shall comply with the restrictions set forth in that certain Confidentiality and Nonsolicitation Agreement, dated as of June 15, 2000, as amended on July 11, 2000, between CollegeClub and Student Advantage, Inc.; provided that such agreement shall no longer apply to the solicitation of employees of the Sellers in the event that the Approval Order is entered, or to the extent consented to by any of the Sellers.

      4.11 BRINGDOWN OF SCHEDULES. The Sellers shall, as of a date no more than 2 days prior to the Closing, provide the Buyer with any and all revisions, modifications and updates to the schedules and exhibits hereto such that the schedules and exhibits hereto shall be true and correct as of such date, and shall include, without limitation, any and all executory contracts and leases which the Sellers, or any of them, have entered into after the date hereof, which revisions, modifications and updates are acceptable to the parties hereto. To the extent that the Buyer determines that it does not desire to have either or both of (x) that certain letter agreement between CollegeClub and Sony Corporation of America dated September 28, 1999 and (y) that certain Strategic Alliance and License Agreement between CollegeClub and Sony Pictures Entertainment and Sony Corporation of America assumed and assigned to the Buyer, the Buyer shall, no later than 19 days after the date hereof, provide CollegeClub with written notice thereof, and such contract shall be deemed removed from
SCHEDULE 1.2(A).

                                   ARTICLE V
                              CONDITIONS TO CLOSING

      5.1 CONDITIONS TO OBLIGATIONS OF THE BUYER. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or waiver by the Buyer of the following conditions:

         (a) the sale of the Acquired Assets by the Sellers to the Buyer as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order, which shall have been entered not less than 10 days prior to the Closing Date and which, as of the Closing Date, shall be in full force and effect, and not stayed, modified, vacated, amended or revoked;

         (b) the assumption and assignment by the Sellers of the Assigned Contracts and Leases to the Buyer shall have been authorized and approved by an order of the Bankruptcy Court for which all applicable periods for appeal or rehearing have expired and no notice of appeal or request for rehearing shall have been entered and such order is in full force and effect without any modification or amendment, as of the Closing Date;

         (c) the Sellers shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 4.2, except for those the absence of which would not have any material adverse effect on the right of the Buyer to own, operate or control the Acquired Assets following the Closing or on the ability of the Parties to consummate the transactions contemplated by this Agreement;

         (d) all of the representations and warranties of the Sellers set forth in Article II hereof as qualified by the Disclosure Schedule and any other modification made pursuant to Section 4.11 hereof, shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing (other than those representations and warranties which are qualified as to materiality, which shall be true and correct in accordance with their terms) regardless of any examination or investigation made at any time by or on behalf of the Buyer or the actual knowledge of any of the Buyer's officers, directors, employees or agents at the time of the Buyer's execution of this Agreement, except to the extent any of such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date;

         (e) the Sellers shall have performed or complied in all material respects with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

         (f) except for the Bankruptcy Case, the Provision Motion, the DIP Motion and the Approval Motion, (1) no action, suit or proceeding shall be pending before any Governmental Entity, court or arbitrator wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own, operate or control any of the Acquired Assets following the Closing, and no such judgment, order, decree, stipulation or injunction shall be in effect; and (2) there shall be no motions pending or expected to be filed to convert or dismiss the Chapter 11 Cases or to appoint a trustee for any of the Sellers.

         (g) all applicable requirements under any applicable antitrust or trade regulation of any country, territory or governing body shall have been satisfied;

         (h) the Sellers shall have delivered to the Buyer a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (d) and (e) of this
Section 5.1 is satisfied in all respects;

         (i) the Buyer shall have entered into an employment agreement on the terms set forth in Section 1.7(b) with each of the Key Employees not later than ten days prior to the Final Hearing, provided that in no event shall the non competition provisions of such agreements cover less than a 12 month period following termination of employment with the Buyer;

         (j) the Sellers shall have provided the Buyer with a true and accurate copy of all monthly reports provided to the office of the United States Trustee with respect to Sellers in their Chapter 11 Cases and Sellers shall not be delinquent in providing any such reports;

         (k) the Sellers shall have provided the Buyer with a satisfactory report covering all retention payments for which Sellers seek reimbursement under the Plan;

         (l) the actions to be taken by the Sellers in connection with the consummation of the transactions contemplated hereby and the certificates, instruments and other documents required to delivered to effect the transactions contemplated hereby which are listed on SCHEDULE 5.1(L) hereto shall be reasonably satisfactory in form and substance to the Buyer;

         (m) the Sellers shall have been assigned or transferred, prior to the Closing Date, all of the right, title, and interest in any and all assets (to the extent such assets (i) would be Acquired Assets if owned by Sellers and are reasonably necessary for the Buyer to realize the benefits of the transaction contemplated hereby or (ii) would be Intellectual Property if owned by the Sellers) from each of their Subsidiaries, which assets shall be included in the Acquired Assets;

         (n) the Sellers shall have entered into the Escrow Agreement;

         (o) since the Filing Date, except for the commencement of the Chapter 11 Cases and the circumstances attendant thereto, there shall have been no material adverse change in the Acquired Assets or a material increase in the amount of the Assumed Liabilities, and no event or development has occurred which could reasonably be foreseen to result in such a material adverse reduction in the future;

         (p) the Sellers shall have obtained an oral acknowledgement, which is reasonably acceptable to Buyer, from such entities as the Buyer has notified the Sellers on or before the date hereof that the Buyer will be a valid assignee of the Sellers' interest in the contracts or agreements which such entities are party to with the Sellers;

         (q) the Sellers shall have entered into and delivered to the Buyer, the Lock-Up Agreement; and

         (r) Each of the Sellers shall have executed and delivered to the Buyer an Investment Representation Letter in the form reasonably satisfactory to the Buyer and the Buyer shall have no reason to believe that the statements set forth therein and in Section 2.18 hereof are not true and shall be reasonably satisfied that the issuance and sale of the Shares is exempt from the registration requirements of the Securities Act.

     5.2 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Sellers to consummate the transactions to be performed in connection with the Closing is subject to the satisfaction or waiver by the Sellers of the following conditions:

         (a) all of the representations and warranties of the Buyer set forth in
Article III hereof as qualified by the Buyer Disclosure Schedule and any other modification made thereto, shall be true and correct in all material respects as of the date hereof and as of the Closing as if made as of the Closing (other than those representations and warranties which are qualified as to materiality, which shall be true and correct in accordance with their terms) regardless of any examination or investigation made at any time by or on behalf of the Sellers or the actual knowledge of any of the Sellers' officers, directors, employees or agents at the time of the Sellers' execution of this Agreement, except to the extent any of such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct in all material respects as of the specified date;

         (b) the Buyer shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

         (c) except for the Bankruptcy Case, the Provision Motion, the DIP Motion and the Approval Motion, no action, suit or proceeding shall be pending or threatened before any Governmental Entity (other than the Bankruptcy Case) against the Buyer wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of any of the transactions contemplated by this Agreement, or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

         (d) the Buyer shall have delivered to the Sellers a certificate (without qualification as to knowledge or materiality or otherwise) to the effect that each of the conditions specified in clauses (a) through (c) of this
Section 5.2 is satisfied in all respects;

         (e) the sale of the Acquired Assets by the Sellers to the Buyer as contemplated by this Agreement shall have been approved by the Bankruptcy Court pursuant to the Approval Order, which, as of the Closing Date, shall be in full force and effect and unstayed and unmodified;

         (f) except as may have become unnecessary due to order(s) of the Bankruptcy Court or otherwise, all applicable approvals, consents and requirements under any federal or state law or any requirements under any applicable antitrust or trade regulation of any country, territory or governing body shall have been satisfied;

         (g) the Sellers and the Buyer shall have entered into the Registration Rights Agreement; and

         (h) all actions to be taken by the Buyer in connection with the consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Seller.

                                   ARTICLE VI
                             POST-CLOSING COVENANTS

     6.1 COLLECTION OF ACCOUNTS RECEIVABLE. Each party shall forward to the other party hereto, within 15 days of receipt of, any monies, checks or instruments received by such party after the Closing Date with respect to the accounts receivable and any Unearned Accounts in accordance with the ownership of such property in accordance with this Agreement.

     6.2 USE OF NAME. From and after the Closing, the Seller agrees not to use or allow any Subsidiary to use the name "CollegeClub.com", "Campus 24", "CollegeStudent.com", "HighSchoolClub.com", "Absolutelyscholarship.com",
"eStudent Loan," or any other trademarks or tradenames included within the Acquired Assets or any names reasonably similar thereto after the Closing Date in connection with any business related to, competitive with, or an outgrowth of, the business conducted by the Sellers on the date of this Agreement. Sellers shall amend their charters and other corporate records to comply with this provision on or prior to the Closing.

     6.3 BOOKS AND RECORDS. The books and records maintained by the Sellers, other than those described in Subsection 1.1(b)(i) will, following the Closing, be in the custody of the Buyer. However, the Buyer hereby agrees, for a period of three (3) years from and after the Closing Date, to permit the Sellers to have reasonable access to such books and records relating or pertaining to the business and operations of the Sellers to the extent the Sellers have need therefor in order to prepare and file tax returns and to complete the administration of the Bankruptcy Case. The Buyer also hereby agrees, for a period of three (3) years from and after the Closing Date, to permit the Sellers to be able to discuss with any Key Employee or other former employee of the Sellers employed by the Buyer to the extent the Sellers have need therefor in order to complete the administration of the Bankruptcy Case; provided that (i) the Sellers provide the Buyer with reasonable prior written notice thereof, (ii) the amount of such time and effort requested of the employee and all such employees shall be reasonable and shall not interfere with such employee's duties and obligations to the Buyer, and (iii) the Sellers shall provide the Buyer reasonable compensation for such employee's time and Sellers pay any and all reasonable expenses incurred by the employee in providing such services. If at any time the Buyer desires to dispose of or destroy any such records the Buyer shall provide the Sellers with 30 days (the "Notice Period") prior written notice thereof. If the Sellers desires to retain any such records or books, the Sellers shall arrange to collect such books and records from the Buyer, at the Seller's expense. In the event that the Buyer does not receive any notice of the Sellers' desire to retain any such books or records within such Notice Period, the Buyer may then dispose of or destroy such records or books without any further obligations.

     6.4 COOPERATION. From and after the Closing, the Parties shall cooperate with each other to give full effect to the terms and provisions of this Agreement.

     6.5 POST-CLOSING ASSUMPTION AND ASSIGNMENT. The Sellers shall use their commercially reasonable efforts, at their sole cost and expense (including the payment of any cure amounts), to obtain the entry of a final order authorizing Sellers to assume and assign to the Buyer any and all additional executory contracts of Sellers which are not the subject of the Assignment Order, to the extent that such executory contracts have not been included in SCHEDULE 1.2(A) and were discovered or disclosed by the Sellers or the Buyer after the date hereof or were entered into by any of the Sellers after the date hereof. The Sellers shall be responsible for payment, at or prior to the closing of any amounts necessary to cure any defaults which exist under the Assigned Contracts and Leases, to the extent that such amounts are not Assumed Liabilities.

                                  ARTICLE VII
                                  TERMINATION

     7.1 TERMINATION OF AGREEMENT. The Parties may terminate this Agreement prior to the Closing (whether before or after Approval Order) with the prior authorization of their respective Boards of Directors, as provided below:

         (a) the Parties may terminate this Agreement by mutual written consent;

         (b) the Buyer may terminate this Agreement by giving written notice to the Sellers in the event any of the Sellers is in material breach, and the Sellers may terminate this Agreement by giving written notice to the Buyer in the event the Buyer is in material breach, of any representation, warranty, or covenant contained in this Agreement; PROVIDED, HOWEVER, that in the case of any breach by any Party, the Party in breach shall have five days after written notice thereof in which to cure such breach;

         (c) the Buyer may terminate this Agreement by giving written notice to the Sellers if the Closing shall not have occurred on or before October 21, 2000 by reason of the failure of any condition precedent under Section 5.1 hereof (unless the failure results primarily from a breach by the Buyer of any representation, warranty or covenant contained in this Agreement);

         (d) the Sellers may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before October 21, 2000 by reason of the failure of any condition precedent under Section 5.2 hereof (unless the failure results primarily from a breach by the Sellers of any representation, warranty or covenant contained in this Agreement);

         (e) the Buyer may terminate this Agreement, by giving written notice to the Sellers, if the Bankruptcy Court has not entered the Provision Order prior to September 8, 2000;

         (f) the Buyer may terminate this Agreement by giving written notice to the Sellers if (i) the Bankruptcy Court has not entered either the Approval Order or the Assignment Order prior to October 5, 2000, or (ii) if an Event of Default (as defined in the DIP Loan Agreement) occurs and the Buyer has commenced exercising any of its rights or remedies therein with respect to an Event of Default (as defined therein);

         (g) the Buyer may terminate this Agreement by giving written notice to the Sellers if a motion to dismiss the Bankruptcy Case or a motion to convert the Bankruptcy Case or appoint a trustee or examiner has been granted in the Bankruptcy Case; and

         (h) the Buyer may terminate this agreement by giving written notice to the Sellers at least one (1) day prior to the Final Hearing that Buyer has been unable to enter into employment agreements with each of the Key Employees on satisfactory terms.

     7.2 EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 7.1, all obligations of the Parties hereunder shall terminate without any liability on the part of the Buyer to the Sellers or the Sellers to the Buyer, as the case may be, except for any liability of any Party for its breaches of this Agreement and except for the Sellers' obligation to the Buyer to pay the Breakup Fee pursuant to Section 4.9; PROVIDED, HOWEVER, that the confidentiality provisions contained in Section 4.6 and all of Article VIII shall survive any such termination. Except for a claim of Buyer for a Breakup Fee, any claims arising out of or in connection with any Sellers' breach of any agreement or material covenant in this Agreement shall be treated as follows:
(i) if the breach occurs prior to entry of the Approval Order or other order entered by the Bankruptcy Court approving this Agreement (as it may be otherwise amended or modified), then such claims shall be treated as unsecured claims in each of the Bankruptcy Cases, or (ii) if the breach occurs at any time after entry of the Approval Order or other order entered by the Bankruptcy Court approving this Agreement (as it may otherwise be amended or modified), then such claims shall be treated as expenses of administration under 11 U.S.C. ss. 503(b)(1) of each of the Sellers' bankruptcy estates.

                                  ARTICLE VIII
                                 INDEMNIFICATION

     8.1 INDEMNIFICATION.

         (a) The Sellers, jointly and severally, shall indemnify the Buyer in respect of, and hold the Buyer harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by the Buyer or any Affiliate thereof resulting from, relating to or constituting:

              (i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Sellers in this Agreement or in any Ancillary Agreement; or

              (ii)   any Retained Liabilities;

              (iii) any claim (including without limitation, warranty and product liability claims), suit, action, arbitration, proceeding, investigation or other similar matter which relates to (A) services rendered or products leased, licensed, sold or delivered by the Sellers prior to the Closing or (B) the businesses of the Sellers prior to the Closing; or

              (iv) any claim, including without limitation claims of third parties, employees or former employees of the Sellers, or consultants or former consultants to the Sellers, relating to the Sellers' Intellectual Property which are based on events that occur prior to the Closing.

          (b) The Buyer shall indemnify the Sellers in respect of, and hold the Sellers harmless against, any and all Damages incurred or suffered by the Sellers or any Affiliate thereof resulting from, relating to or constituting:

              (i) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of the Buyer in this Agreement or in any Ancillary Agreement; or

              (ii)   any Assumed Liabilities;

              (iii) any claim (including without limitation, warranty and product liability claims), suit, action, arbitration, proceeding, investigation or other similar matter which relates to (A) services rendered or products leased, licensed, sold or delivered by the Sellers after the Closing or (B) the businesses of the Buyer after the Closing; or any claim, including without limitation claims of third parties, employees or former employees of the Buyer, or consultants or former consultants to the Buyer, relating to the Intellectual Property which are based on events that occur after the Closing.

     8.2 METHOD OF ASSERTING CLAIMS.

           (a) All claims for indemnification by any indemnified party pursuant to this Article VIII shall be made in accordance with the provisions of this
Section 8.2.

           (b) If a third party asserts that an indemnified party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which the indemnified party may be entitled to indemnification pursuant to this Article VIII, and the indemnified party reasonably determines that it has a valid business reason to fulfill such obligation, then (i) the indemnified party shall be entitled to satisfy such obligation, without prior notice to or consent from the indemnifying party,
(ii) the indemnified party may make a claim for indemnification pursuant to this Article V, and (iii) the indemnified party shall be reimbursed for any such Damages for which it is entitled to indemnification pursuant to this
Article VIII.

           (c) The indemnified party shall give prompt written notification to the indemnifying party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this
Article VIII may be sought. Within 20 days after delivery of such notification, the indemnifying party may, upon written notice thereof to the indemnified party, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the indemnified party, provided each indemnifying party acknowledges in writing to the indemnified party that any damages, fines, costs or other liabilities that may be assessed against the indemnified party in connection with such action, suit or proceeding constitute Damages for which the indemnified party shall be entitled to indemnification pursuant to this Article VIII. If no indemnifying party so assumes control of such defense, the indemnified party shall control such defense. The party not controlling such defense may participate therein at its own expense; provided that if the indemnifying party assumes control of such defense and the indemnified party reasonably concludes that the indemnifying party and the indemnified party have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of counsel to the indemnified party shall be considered "Damages" for purposes of this Agreement. The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The indemnified party shall not agree to any settlement of such action, suit or proceeding without the prior written consent of each indemnifying party, which shall not be unreasonably withheld. No indemnifying party shall agree to any settlement of such action, suit or proceeding without the prior written consent of each indemnified party, which shall not be unreasonably withheld.

     8.3 TREATMENT OF INDEMNITY PAYMENTS. Any payment made to the Buyer pursuant to this Article shall be treated as a reduction in the Purchase Price.

     8.4 SURVIVAL. The representations, warranties, covenants and agreements of the Sellers set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the earlier of (i) twelve (12) months from the Closing hereunder or (ii) such time as the Sellers shall have distributed or transferred substantially all of the Shares received from the Buyer ("Indemnification Termination Date"). The representations, warranties, covenants and agreements of the Buyer set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby and continue until the earlier of (i) twelve
(12) months from the Closing hereunder or (ii) the Indemnification Termination Date.

     8.5 ESCROW. As security for Sellers' indemnification of Buyer, Sellers shall escrow 233,345 shares (the "Escrow Shares") of common stock of the Buyer, with United States Trust Company, as escrow agent, or such other escrow agent as may be mutually agreed upon between the Parties, who will keep the escrowed funds in an escrow account subject to Buyer rights of indemnification pursuant to the terms of the Escrow Agreement. Among other things, the Escrow Agreement shall provide that any distribution of the shares to the Buyer to satisfy any indemnification obligation shall be made by releasing to the Buyer the number of shares held under the Escrow Agreement which when multiplied by a share price of $8.571 per share (regardless of the actual market valuation at that time), equals or exceeds the amount of the indemnification obligation. If no claim is pending or been asserted on the Indemnity

Termination Date, the escrow shall be turned over to the Sellers in accordance with the terms of the Escrow Agreement.

     8.6 LIMITATION OF LIABILITY. Notwithstanding anything in this Agreement to the contrary, the Buyer will not be entitled to any indemnification pursuant to
Section 8.1(a) unless and until the Damages relating to the indemnification claims exceed $50,000 in the aggregate, in which case the Buyer will be entitled only to those in excess of $50,000. Notwithstanding anything in this Agreement to the contrary, the Sellers will not be entitled to any indemnification pursuant to Section 8.1(b) unless and until the Damages relating to the indemnification claims exceed $50,000 in the aggregate, in which case the Sellers will be entitled only to those in excess of $50,000. In no event shall the indemnification obligations of the Sellers or the Buyer under this Article VIII exceed the Purchase Price.

     8.7 EFFECT OF INSURANCE PROCEEDS. The liability of the Sellers with respect to any indemnification claim will be reduced by any insurance proceeds actually realized by the Buyer as a result of Damages upon which such indemnification claim is based. The liability of the Buyer with respect to any indemnification claim will be reduced by any insurance proceeds actually realized by the Sellers, or any of them, as a result of Damages upon which such indemnification claim is based.

                                   ARTICLE IX
                             REGISTRATION OF SHARES

     9.1 REGISTRATION OF SHARES. The Buyer shall file with the United States Securities and Exchange Commission (the "SEC"), within the later of (a) 75 days following the Closing and (b) 10 days following the date Sellers' disclosure statement is approved by the Bankruptcy Court, a registration statement on Form S-3 covering the resale by the Sellers to the creditors or stockholders of the Sellers of the Shares issued to the Sellers at the Closing (the "Stockholder Registration Statement"). The Buyer shall use its commercially reasonable efforts to cause the Stockholder Registration Statement to be declared effective by the SEC within the later of (i) 150 days following the Closing and (ii)10 days after the date the Sellers' plan of reorganization is confirmed by the Bankruptcy Court in accordance with Section 1129 of the Bankruptcy Code. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one year after the Closing Date or such earlier time as all of the Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

     9.2 LIMITATIONS ON REGISTRATION RIGHTS.

           (a) The Buyer may, by written notice to the Sellers, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Sellers immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer determines that information required to be included in the financial statements comprising a portion of the Stockholder Registration Statement is not yet available, (B) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (C) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

           (b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Sellers to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so but in no event more than 20 days thereafter, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to the Sellers authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to the Sellers given pursuant to this paragraph (b), and the Sellers shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

     9.3   REGISTRATION PROCEDURES.

           (a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to the Sellers a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

           (b) The Buyer shall use its commercially reasonable efforts to register or qualify the Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; PROVIDED, HOWEVER, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

           (c) If the Buyer has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Sellers and, if requested by the Buyer, the Sellers shall immediately cease making offers or sales of Shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under the Stockholder Registration Statement.

           (d) The Sellers shall reimburse the Buyer, not later than ten days after notice from the Buyer, for all expenses, up to $25,000, incurred by the Buyer in complying with its obligations under this Article IX, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer.

     9.4 REQUIREMENTS OF COMPANY STOCKHOLDERS. The Buyer shall not be required to include any Shares in the Stockholder Registration Statement unless:

           (a) The Sellers furnish to the Buyer in writing such information regarding the Sellers and the proposed sale of Shares by the Sellers as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

           (b) The Sellers report to the Buyer sales made pursuant to the Stockholder Registration Statement.

     9.5 INDEMNIFICATION.

           (a) The Sellers agree to indemnify the Buyer and each of its directors and officers against, and hold the Buyer and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Buyer or its directors and officers may become subject by reason of any statement or omission in the Stockholder Registration Statement made in reliance upon, or in conformity with, information furnished by or on behalf of the Sellers.

           (b) The Buyer agrees to indemnify and hold harmless the Sellers against any losses, claims, damages, expenses or liabilities to which the Sellers may become subject by reason of any untrue statement of a material fact contained in the Stockholder Registration Statement or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished to the Buyer by or on behalf of the Sellers for use in the Stockholder Registration Statement. The Buyer shall have the right to assume the defense and settlement of any claim or suit for which the Buyer may be responsible for indemnification under this Section 9.5(b).

     9.6 ASSIGNMENT OF RIGHTS. The Sellers may not assign any of its rights under this Article IX.

                                    ARTICLE X
                                  MISCELLANEOUS

     10.1 PRESS RELEASES AND ANNOUNCEMENTS. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior approval of the other Parties; PROVIDED, HOWEVER, that any Party may make any public disclosure it is advised by legal counsel is required by law or regulation (in which case the disclosing Party shall advise the other Parties and provide it with a copy of the proposed disclosure prior to making the disclosure).

     10.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

     10.3 ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

     10.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided that the Buyer may assign all or any portion of its rights, interests and/or obligations hereunder to one or more Subsidiaries of the Buyer, provided that the Buyer remains primarily liable therefor.

     10.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     10.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

       IF TO THE SELLERS:              CollegeClub.com, Inc., et al
                                       1010 Second Avenue, Suite 200
                                       San Diego, California 92101
                                       Telecopy: (619) 237-7001
                                       Attention: Mr. Monte Brem

       COPY TO:                        Gibson Dunn & Crutcher LLP
                                       4 Park Plaza
                                       Irvine, California 92614
                                       Telecopy: (949) 451-4220
                                       Attention: Oscar Garza, Esq.

       IF TO THE BUYER:                Student Advantage, Inc.
                                       280 Summer Street
                                       Boston, MA 02210
                                       Telecopy: (617) 912-2089
                                       Attention: General Counsel

       COPY TO:                        Hale and Dorr LLP
                                       60 State Street
                                       Boston, MA 02109
                                       Telecopy: (617) 526-5000
                                       Attention: Paul P. Daley, Esq.


Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Either Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

     10.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Delaware.

     10.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; PROVIDED, HOWEVER, that any amendment effected subsequent to the Approval Order shall be subject to the restrictions contained in the Approval Order. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

     10.11 EXPENSES. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.12 SPECIFIC PERFORMANCE. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in the United States Bankruptcy Court for the Southern District of California, in addition to any other remedy to which it may be entitled, at law or in equity.

     10.13 SURVIVAL OF REPRESENTATIONS. None of the representations and warranties made by the Parties herein or the documents or certificates contemplated hereby, nor the covenants set forth in Article IV hereof, shall survive the Indemnification Termination Date.

     10.14 CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Accounting terms not otherwise defined herein shall have the meanings assigned to the by generally accepted accounting principles consistently applied in the United States of America as promulgated by the Financial Accounting Standards Board.

     10.15 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

                            [Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                             COLLEGECLUB.COM, INC.


                                             By: /s/ Eric Rindahl
                                                --------------------------------
                                             Title:   President


                                             CAMPUS 24, INC.


                                             By: /s/ Eric Rindahl
                                                --------------------------------
                                             Title:   President


                                             COLLEGESTUDENT.COM, INC.


                                             By: /s/ Eben Miller
                                                --------------------------------
                                             Title:   President


                                             STUDENT ADVANTAGE, INC.


                                             By: /s/ Raymond V. Sozzi, Jr.
                                                --------------------------------
                                             Title:   President


                                     - 1 -